EXECUTONE DEFINITIVE PROXY SCHEDULE 14(a) INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:

(  )  Preliminary Proxy Statement
(  )  Confidential, for Use of the Commission Only (as
      permitted by Rule 14a-6(e)(2))
(X)   Definitive Proxy Statement
(  )  Definitive Additional Materials
(  )  Soliciting Material Pursuant to Rule 14a-11(C) or Rule 14a-12

       EXECUTONE INFORMATION SYSTEMS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)   No fee required.

(  )  Fee computed on table below per Exchange
      Act Rules 14a-6(i)(1) and O-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

(  )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)  Amount Previously Paid:

	2)  Form, Schedule, or Registration Statement No.:

	3)  Filing Party:

 4)  Date Filed:

[EXECUTONE LOGO]

EXECUTONE Information Systems, Inc.
478 Wheelers Farms Road
Milford, Connecticut  06460


PROXY STATEMENT


NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
July 29, 1997

To the Shareholders of
EXECUTONE Information Systems, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of EXECUTONE Information Systems, Inc. (the
"Company"), will be held at the Holiday Inn Select, 700
Main Street, Stamford, Connecticut, 06901 on July 29, 1997, at 3:00 p.m., for the following purposes:

(1) To elect six directors of the Company to serve for the coming year;
(2)  To approve amendments to the 1986 Employee Stock Option
     Plan; and
(3) To transact such other business as may properly come before the Meeting and any continuation or adjournment thereof.

Only shareholders of record at the close of business on May
23, 1997, are entitled to notice of and to vote at the Meeting or any continuation or adjournment thereof.

                 Barbara C. Anderson
                 Vice President, General Counsel
                    and Secretary

Milford, Connecticut
May 27, 1997


Whether or not you plan to attend the Meeting, please complete, date and sign the enclosed proxy, which is solicited by the Board of Directors of the Company, and return it in the self-addressed envelope provided for this purpose. The proxy may be revoked at any time before it is exercised, by written notice to such effect received by the Company, by submitting a subsequently dated proxy or by attending the Meeting and voting in person.

[EXECUTONE Logo]

EXECUTONE Information Systems, Inc.
478 Wheelers Farms Road
Milford, Connecticut  06460


PROXY STATEMENT


ANNUAL MEETING OF SHAREHOLDERS

The Board of Directors of EXECUTONE Information
Systems, Inc., a Virginia corporation (the "Company" or "EXECUTONE"), is furnishing this Proxy Statement to all shareholders of record and solicits their proxies for the Annual Meeting of Shareholders (the "Meeting") to be held on July 29, 1997, at the Holiday Inn Select, 700 Main Street, Stamford, Connecticut, 06901 at 3:00 p.m. This Proxy Statement and the enclosed form of proxy are being mailed to shareholders commencing on or about May 27, 1997.

   At the Meeting, shareholders will be asked:

   1. To elect six directors of the Company to serve for the coming year;
   2.   To approve amendments to the 1986 Employee Stock
        Option Plan; and
   3. To transact such other business as may properly come before the Meeting and any continuation or adjournment thereof.

All proxies duly executed and received will be voted on all matters presented at the Meeting in accordance with the instructions contained in such proxies. In the absence of specific instructions, proxies received will be voted in favor of (i) the election of the named nominees to the Company's Board of Directors, and (ii) the amendments to the 1986 Employee Stock Option Plan. Management does not know of any other matters that will be brought before the Meeting. In the event that any other matter should come before the Meeting or any nominee is not available for election, the persons designated in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matters in accordance with their best judgment. Proxies may be revoked at any time prior to the exercise thereof by written notice to such effect addressed to and received by the Company at its corporate offices at the address given above, Attention:
Corporate Secretary, by delivery of a subsequently dated proxy or by a vote cast in person at the Meeting.

As of May 23, 1997, the record date for the Meeting
(the "Record Date"), there were outstanding a total of 49,471,481 shares of Common Stock, 250,000 shares of Cumulative Convertible Preferred Stock, Series A (the
"Series A Stock"), and 100,000 shares of Cumulative
Contingently Convertible Preferred Stock, Series B (the
"Series B Stock" and, collectively with the Series A Stock, the "Preferred Stock"). The Common Stock, the Series A
Stock and the Series B Stock are the only classes of securities of the Company entitled to vote at the Meeting and each outstanding share of each class has one vote. A majority of the total number of shares of Common Stock and Preferred Stock outstanding and entitled to vote as of May
23, 1997, or 24,910,741 shares, must be present at the Meeting in person or by proxy in order to constitute a quorum for the transaction of business. Only holders of record of Common Stock and Preferred Stock as of the close of business on the Record Date will be entitled to vote at the Meeting.

A list of shareholders entitled to vote at the Meeting will be available for examination by any shareholder at the Company's offices, 478 Wheelers Farms Road, Milford,
Connecticut 06460, for a period of ten days prior to the Meeting and also will be available at the Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Each director to be elected at the Meeting will serve for a term of one year or until his successor shall be elected and qualified. The Bylaws give the Board of Directors the flexibility to designate the size of the Board within a range of five to nine members and appoint new directors should suitable candidates come to its attention before the next annual meeting of shareholders. Consequently, the Board of Directors has the ability to respond to changing requirements and to take timely advantage of the availability of especially well-qualified candidates. Any such appointees to the Board of Directors cannot serve past the next annual meeting without shareholder approval.

The following persons have been nominated by the Board of Directors as candidates for election as directors, and proxies not marked to the contrary will be voted in favor of their election. Each of the nominees except for Mr. Louis Adler is currently serving as a director of the Company.
The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of Common Stock and Preferred Stock, voting as a single group, cast in the election of directors. Votes that are withheld and shares held in street name ("Broker Shares") that are not voted in the election of directors will not be included in determining the number of votes cast. Certain information regarding each nominee and each director continuing in office is set forth below, including each individual's principal occupation and business experience during at least the last five years, and the year in which the individual was elected a director of the Company or one of its predecessor companies.

                                                                      Director
Name               Age   Principal Occupation                           Since
Alan Kessman       50   President, Chief Executive Officer, and          1983
                        Chairman of the Company since 1988; formerly
                        President, Chief Executive Officer and Chairman
                        of the Board of  ISOETEC Communications, Inc.,
                        one of the Company's predecessor corporations,
                        since 1983.  From 1981 to 1983, Mr. Kessman
                        served as a Corporate Vice President of Rolm
                        Corporation.

Louis K. Adler     61   President and Director, Bancshares, Inc.,            -
                        Houston, Texas, since 1973; former director of
                        Unistar Gaming Corporation, prior to its
                        acquisition by the Company; and private investor.
                        Mr. Adler is also a director of Hospitality
                        Worldwide Services, Inc.

Stanley M. Blau    59   President, The Blau Group Ltd., an investment      1983
                        firm; formerly Vice Chairman of the Company
                        from 1988 until 1996; President and Chief Executive
                        Officer of Vodavi Technology Corporation, one of
                        the Company's predecessor corporations, from
                        1987 until July 1988.

Thurston R. Moore  50   Partner, Hunton & Williams (Attorneys),            1990
                        Richmond, Virginia, since 1981.

Richard S. Rosenbloom 64 David Sarnoff Professor of Business               1992
                         Administration, Harvard Business School,
                         since 1980.  Mr. Rosenbloom is a director
                         of Arrow Electronics, Inc.

Jerry M. Seslowe    51   Managing Director of Resource Holdings            1996
                         Ltd., an investment and financial consulting
                         firm, since 1983.

Director Compensation

Each non-employee director receives an annual retainer of $10,000, payable in equal quarterly installments, plus a fee of $1,250 for each Board meeting attended. The Company also reimburses directors for their travel and accommodation expenses incurred in attending Board meetings.

In addition, each non-employee director is granted annually an option to purchase shares of the Company's
Common Stock under the terms and conditions of the Company's
1990 Directors' Stock

Option Plan (the "Plan") approved by
the shareholders on June 20, 1990 and
amended, with the approval of the
shareholders, on July 30, 1996.

As of March 31, 1997, 30,000 shares had been issued upon exercise of options granted under the original terms of the Plan, options to purchase 24,000 shares of Common Stock were outstanding under the original terms of the Plan, and options to purchase an additional 77,600 shares were outstanding under the 1996 amendment to the Plan. The number of shares for which options may be granted each year are determined by reference to the Black-Scholes option pricing model to provide an option equal in value to $10,000 based upon the market price of the Common Stock at the date of grant. An aggregate of up to 250,000 shares are issuable under the Plan. Each non-employee director received options to purchase 12,900 shares in 1996.

On February 1, 1996 and June 23, 1992, Jerry M.
Seslowe and Richard S. Rosenbloom were each granted warrants to purchase 25,000 shares of the Company's Common Stock at $2.63 and $1.25 per share, respectively, the closing market prices on those dates. The warrants vest ratably over a three-year period and expire on February 1, 2001 and June 23, 1997, respectively. Messrs. Seslowe and Rosenbloom received these warrants upon being elected to serve on the Company's Board of Directors.

Board and Committee Activities

During 1996, the Board of Directors met on eight occasions. All directors attended more than 75% of the total number of meetings of the Board and of all committees of which they were members during 1996. The Board has two standing committees, an Audit Committee and a Compensation
Committee.

The function of the Audit Committee is to recommend the selection of auditors and to review the audit report and the adequacy of internal controls. The Audit Committee met on two occasions during 1996. The members of the Audit Committee until July 30, 1996, were Messrs. Rosenbloom and Smart. The members of the Audit Committee commencing July 30, 1996, are Messrs. Blau and Moore.

The Compensation Committee recommends to the full
Board the compensation arrangements, stock option grants and other benefits for executive management of the Company as well as the incentive plans to be adopted by the Company. The Compensation Committee met once during 1996. The members of the Compensation Committee until July 30, 1996, were Messrs. Moore, Rosenbloom and Smart. The members of the Compensation Committee commencing July 30, 1996, are Messrs. Rosenbloom and Seslowe.

OWNERSHIP OF EQUITY SECURITIES

The following table lists any person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act) who, to the knowledge of the Company, was the beneficial owner as of March 31, 1997, of more than 5% of the outstanding voting shares of the Company. Unless otherwise noted, the owner has sole voting and dispositive power with respect to the securities.



                   Name and Address of      Amount and Nature of    Percent
Title of Class     Beneficial Owner         Beneficial Ownership   of Class(1)
Common Stock      Entities Associated with     4,557,989 (2)           9.22
                  Hambrecht & Quist Group
                  One Bush Street
                  San Francisco, CA  94104

                  Entities Associated with       3,245,078 (3)           6.58
                  Edmund H. Shea, Jr.
                  655 Brea Canyon Road
                  Walnut Creek, CA  91789

Series A Stock    Cooper Life Sciences             78,819                31.53
                  160 Broadway
                  New York, NY   10038

                  James W. Spencer                 26,265                10.65
                  3042 Spring Hill Road
                  Smyrna, GA  30080

                  Watertone L.L.C.                 127,895               51.16
                  730 Fifth Avenue
                  New York, NY  10019

Series B Stock    Cooper Life Sciences             31,528               31.53
                  160 Broadway
                  New York, NY  10038

                  James W. Spencer                 10,650               10.65
                  3042 Spring Hill Road
                  Smyna, GA  30080

                  Watertone L.L.C.                 51,157               51.16
                  730 Fifth Avenue
                  New York, NY  10019


(1) With respect to the Common Stock, percentages shown are based upon 49,471,481 shares of Common Stock actually outstanding as of March 31, 1997. In cases where the beneficial ownership of the individual or group includes options, warrants or convertible securities, the percentage is based on 49,471,481 shares actually outstanding, plus the number of shares issuable upon exercise or conversion of any such options, warrants or convertible securities held by the individual or group. The percentage does not reflect or assume the exercise or conversion of any options, warrants or convertible securities not owned by the individual or group in question.

(2) The Hambrecht & Quist entities share power to vote and dispose of all such shares.

(3) Includes 14,004 shares of Common Stock issuable upon conversion of the Company's Debentures, of which entities associated with Mr. Shea own $148,800 in principal amount, representing less than 1% of the outstanding principal amount. The Shea entities share the power to vote and dispose of all such shares.

The following table sets forth as of March 31, 1997, the beneficial ownership of the Company's voting shares by all current directors and nominees of the Company, the Chief Executive Officer, and the four next most highly compensated executive officers and all directors and executive officers of the Company as a group. Unless otherwise indicated, each person listed below has sole voting and investment power over all shares beneficially owned by him or her.



                   Name of            Amount and Nature of     Percent
Title of Class     Beneficial Owner   Beneficial Ownership     of Class (1)
Common Stock       Louis K. Adler              99,423 (2)         *
                   Stanley M. Blau            705,429 (3)        1.42
                   Anthony Guarascio          264,060 (4)         *
                   Alan Kessman             1,741,336 (5)        3.52
                   Andrew Kontomerkos         471,732 (6)         *
                   Thurston R. Moore          121,535 (7)         *
                   Richard S. Rosenbloom       63,200 (8)         *
                   Jerry M. Seslowe           259,474 (9)         *
                   Shlomo Shur               752,055 (10)        1.52
                    Michael W. Yacenda     1,005,190 (11)        2.03

                  All Directors and Officers  6,382,855 (12)      12.65
                  as a Group (17 persons)

Series A Stock    Louis K. Adler               1,436               *
                  Stanley M. Blau               -0-
                  Anthony Guarascio             -0-
                  Alan Kessman                  -0-
                  Andrew Kontomerkos            -0-
                  Thurston R. Moore             -0-
                  Richard S. Rosenbloom         -0-
                  Jerry M. Seslowe             4,692 (13)       1.88
                  Shlomo Shur                   -0-
                  Michael W. Yacenda            -0-

                  All Directors and Officers    6,128            2.45
                  as a Group (17 persons)

Series B Stock    Louis K. Adler                575               *
                  Stanley M. Blau               -0-
                  Anthony Guarascio             -0-
                  Alan Kessman                  -0-
                  Andrew Kontomerkos            -0-
                  Thurston R. Moore             -0-
                  Richard S. Rosenbloom         -0-
                  Jerry M. Seslowe           1,877 (14)         1.88
                  Shlomo Shur                   -0-
                  Michael W. Yacenda            -0-

                 All Directors and Officers    2,452            2.45
                 as a Group (17 persons)

(1) With respect to the Common Stock, percentages shown are based upon 49,471,481 shares of Common Stock actually outstanding as of March 31, 1997. In cases where the beneficial ownership of the individual or group includes options, warrants or convertible securities, the percentage is based on 49,471,481 shares actually outstanding, plus the number of shares issuable upon exercise or conversion of any such options, warrants or convertible securities held by the individual or group. The percentage does not reflect or assume the exercise or conversion of any options, warrants or convertible securities not owned by the individual or group in question.

(2) Includes 69,915 shares subject to options exercisable within 60 days of June 1, 1997. Does not include 76,445 shares of Common Stock contingently issuable upon conversion of the Preferred Stock owned by Mr. Adler.

(3) Includes 300,000 shares subject to options exercisable within 60 days of June 1, 1997.

(4) Includes 40,000 shares subject to options exercisable within 60 days of June 1, 1997 and 9,412 shares issuable upon conversion of the Company's Debentures, of which Mr.
Guarascio beneficially owns $100,000 in principal amount or less than 1% of the outstanding principal amount.

(5) Includes 35,000 shares subject to options exercisable within 60 days of June 1, 1997.

(6) Includes 35,000 shares subject to options exercisable within 60 days of June 1, 1997.

(7) Includes 38,200 shares subject to options exercisable within 60 days of June 1, 1997.

(8) Includes 38,200 shares subject to options and 25,000 shares subject to warrants exercisable within 60 days of June 1, 1997.

(9) Includes 37,912 shares subject to options and 25,000 shares subject to warrants, 46,245 of which are exercisable within 60 days of June 1, 1997. Also includes 12,755 shares of Common Stock owned and 63,559 shares of Common Stock subject to exercisable options held by Resource Holdings Associates, of which Mr. Seslowe is a managing director and in which he holds a greater than 10% ownership interest. Does not include 203,756 shares of Common Stock contingently issuable upon conversion of the Preferred Stock owned by Mr. Seslowe or the 45,875 shares of Common Stock contingently issuable upon conversion of the Preferred Stock owned by Resource Holdings Associates.

(10) Includes 45,000 shares subject to options exercisable within 60 days of June 1, 1997.

(11) Includes 58,000 shares subject to options exercisable within 60 days of June 1, 1997 and 3,576 shares issuable upon conversion of the Company's Debentures, of which Mr.
Yacenda beneficially owns $38,000 in principal amount or less than 1% of the outstanding principal amount.

(12) Includes 903,742 shares subject to options, and 50,000 shares subject to warrants, of which 661,286 and 33,334, respectively, are exercisable within 60 days of June 1, 1997, and 45,176 shares issuable upon conversion of the Company's Debentures.

(13)  Includes 862 shares held by Resource Holdings.

(14)  Includes 345 shares held by Resource Holdings.

Executive Compensation

Summary Compensation Table

The following table sets forth the compensation by the Company of the Chief Executive Officer and the four most highly compensated other executive officers of the Company for services in all capacities to the Company and its subsidiaries during the past three fiscal years.

                                  Annual Compensation          Long-Term Compensation
                                                              Awards of
                                              Other Annual      Options/         All Other
Name and Principal          Salary    Bonus   Compensation         SARs       Compensation
Position              Year    ($)    ($)(1)      ($)(2]             (#)             ($)(3)
Alan Kessman         1996  400,000   63,000       -0-             -0-                9,536
Chairman of the      1995  400,000     -0-        -0-             -0-               10,328
Board, President     1994  391,000   100,000     8,506            -0-                8,084
and Chief Executive
Officer

Michael W. Yacenda   1996  256,000    49,900      -0-             -0-                5,935
Executive Vice       1995  256,000     -0-        -0-             -0-                6,353
President            1994  243,154    39,600     10,000           -0-               56,484

Shlomo Shur          1996  215,700    12,393      -0-             -0-                5,192
Senior Vice          1995  215,700     -0-        -0-             -0-                5,514
President, Advanced  1994  211,539    23,088    10,000            -0-                4,856
Technology

Andrew Kontomerkos   1996  214,000    12,350      -0-             -0-                5,703
Senior Vice          1995  214,000     -0-        -0-             -0-                5,535
President, Hardware  1994  205,888    38,025     10,000           -0-                5,509
Engineering
and Production

Anthony Guarascio    1996  160,000    42,000      -0-             -0-                2,993
Vice President,      1995  160,000     -0-        -0-                                2,919
Finance and Chief    1994  155,000    14,000      -0-                               23,002
Financial Officer


(1) Includes special bonuses awarded in 1994 to certain Company employees following successful implementation of measures to overcome the effect of a fire at the facilities of one of the Company's major suppliers in China in December 1993. Special bonuses totaling $50,000, $30,000, $15,000,
$20,000 and $8,000 were awarded to Messrs. Kessman, Yacenda, Shur, Kontomerkos, and Guarascio, respectively.

(2) This category represents employee stock option credits that could have been used after July 1, 1993 and prior to December 31, 1994 to pay the exercise price of employee stock options held by the employee. All credits shown in this column were used to exercise stock options in 1994.
See Note 3.

(3) This category includes for 1994 stock option credits used to pay the exercise price of employee stock options exercised during 1994 by Mr. Yacenda in the amount of $50,549 and by Mr. Guarascio in the amount of $20,383. The credits were granted in 1988, 1992 and 1994 (see Note 2 above). The column does not include 1992 or 1994 credits used in 1994 that were reported as "Other Annual Compensation" for 1994. This category also includes for each individual a matching contribution by the Company under the Company's 401(k) plan in the amount of $660 each for each year. This column also includes premiums paid by the Company for long-term disability and life insurance for the individuals in the following amounts in 1996: Mr. Kessman, $8,876; Mr. Yacenda, $5,275; Mr. Shur, $4,532; Mr.
Kontomerkos, $5,043; and Mr. Guarascio, $2,333; in the following amounts in 1995: Mr. Kessman, $9,668; Mr. Yacenda, $5,693; Mr. Shur, $4,854; Mr. Kontomerkos, $4,875; and Mr.
Guarascio, $2,259; and in the following amounts in 1994: Mr. Kessman, $7,424; Mr. Yacenda, $4,774; Mr. Shur, $4,196; Mr.
Kontomerkos, $4,849; and Mr. Guarascio, $1,959.

Employment Agreement

The Company and Mr. Kessman entered into an employment continuity agreement in January 1995 that provides certain benefits to Mr. Kessman in the event of the termination of Mr. Kessman's employment without cause or following a change in control in the Company, including a lump sum payment equal to 2.99 times his then current base salary plus the average of any bonuses awarded to Mr. Kessman during the two fiscal years preceding the termination of his employment. Under the terms of the agreement, a change in control includes the acquisition of beneficial ownership of 20% of the Company's voting securities by any person or group. The agreement continues through the length of Mr. Kessman's employment with the Company.

Option Grants in Last Fiscal Year

There were no grants of options made to any officers during 1996.

Aggregated Option Exercises in Last Fiscal Year and Fiscal
Year-End Option Values

The following table sets forth each exercise of stock options made during the year ended December 31, 1996 by the Chief Executive Officer and the four most highly compensated other executive officers and the fiscal year-end value of unexercised options held by those individuals as of December 31, 1996. There were no exercises or holdings of stock appreciation rights by any officers during 1996, and there are no outstanding stock appreciation rights.

                                                                  Value of Unexercised In-
                                           Number of Unexercised      the Money Options at
              Share                        Options at Fiscal Year-   Fiscal Year-End($)(1)
              Acquired on    Value         End(#) Exercisable/                Exercisable/
  Name        Exercise(#)    Realized($)   Unexercisable                     Unexercisable
Alan Kessman     65,688      108,472        22,500/12,500                15,938/4,688

Michael W.       35,000       83,125         50,000/8,000                 38,250/3,000
Yacenda

Shlomo Shur      35,000       89,688         38,750/6,250                 29,531/2,344

Andrew           24,000       61,500        30,000/5,000                  22,500/1,875
Kontomerkos

Anthony          19,000       48,688         33,750/6,250                  23,906/2,344
Guarascio


(1)	Based upon the last sale price on December 31, 1996 of
$2.375 per share of Common Stock.



COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION


It is the responsibility of the Compensation Committee of the Board of Directors to administer the Company's incentive plans, review the performance of management and approve the compensation of the Chief Executive Officer and other executive officers of the Company.

The Compensation Committee believes that the Company's success depends on the coordinated efforts of individual employees working as a team toward defined common goals.
The objectives of the Company's compensation program are to align executive compensation with business objectives, to reward individual and team performance furthering the business objectives, and to attract, retain and reward employees who will contribute to the long-term success of the Company with competitive salary and incentive plans.

Specifically, executive compensation decisions are based on the following factors:

1. The total direct compensation package for the Company's executives is made up of three elements: base salary, a short-term incentive program in the form of a performance-based bonus, and a long-term incentive program in the form of stock options and other inducements to own the Company's stock.

2. The Committee believes that the total compensation of all executives should have a large incentive element that is dependent upon overall Company performance measured against objectives established at the beginning of the fiscal year. Bonus and stock opportunities represent a significant portion of the total compensation package, in an attempt to further the Company's goal of linking compensation more closely to the Company's performance. The percentage of direct compensation that is dependent upon the Company's attainment of its objectives also generally increases as the responsibility of the officer in question for the overall corporate performance increases.

3. Total compensation levels, i.e., base salary, bonus potential, and number of stock options, are established by individual levels of responsibility and regular reference to competitive compensation levels for executives performing similar functions and having equivalent levels of responsibility. However, whether actual bonuses are paid to each executive depends upon the achievement of Company profitability goals. In the case of certain executives who have direct responsibility for individual business units, a portion of the incentive compensation for such executives may consist of bonuses tied to the performance against predetermined targets of the individual business units for which they are responsible.

4. In 1995 and 1996, the Compensation Committee did not perform a general survey of executive compensation. The Committee determined that the operating results of the Company did not support any base salary increases for officers and no changes were made to the compensation of any officers named in the Summary Compensation Table. In 1994 and in previous years, the Compensation Committee has reviewed various executive compensation data developed by the Company's Human Resources Department with an independent consultant from base salary and bonus compensation information reported in a nationally recognized independent compensation survey (the "Survey") for a group of companies in the Company's industry or similar industries and of comparable size and complexity. The Committee compared the base salary and bonus levels of the Survey group to the existing salary and bonus compensation of the Company's management.

5. The Committee views the 50th percentile of the Survey data as average compensation for comparable positions and believes it is the minimum level necessary for the Company to be competitive in attracting and retaining qualified executives in its industry and geographic locations. Therefore, the base salaries for the Chief Executive Officer and the four other highest paid executive officers were established in 1994 at approximately the 50th percentile for comparable positions in the Survey companies.

6. Merit increases in base salary for executives other than Mr. Kessman have been reviewed on an individual basis by Mr. Kessman and increases are dependent upon a favorable evaluation by Mr. Kessman of individual executive performance relative to individual goals, the functioning of the executive's team within the corporate structure, success in furthering the corporate strategy and goals, and individual management skills. Based upon his evaluation, Mr. Kessman recommends base salary increases to the Committee for its approval.

7. In addition to base salary and merit increases, the Compensation Committee considers incentive bonuses for its executive officers, including the Chief Executive Officer, both prospectively based upon the attainment of specific performance goals, and retrospectively based upon the Committee's discretionary judgment as to the performance during the year of the Company and its executive officers or other considerations deemed appropriate at the time. Bonus potential for 1996 was the same as for 1995 and 1994 for all officers named in the Summary Compensation Table. To establish 1996 bonus potential for executive officers, including the Chief Executive Officer, the Compensation Committee reviewed recommendations by the Chief Executive Officer based on data provided by the Survey. The Committee provided that each officer would be eligible for a bonus equal to a percentage of his or her salary consistent with the Survey data if certain pre-established 1996 pretax income targets or goals were achieved by the Company. The bonus incentive was structured so that if the Company fully achieved or exceeded its predetermined 1996 goals, total cash compensation of the executive (salary and bonus) would increase to approximately the 75th percentile of the Survey salary data. Partial achievement of the pretax income goals (above 75% attainment) would result in partial bonus payments. In 1996 the pretax income from operations, excluding the gain on sale of certain businesses, for the entire year was below the 75% threshold though pretax operating income for the second six months of the year was on plan as adjusted for the operations remaining after the sale of the direct selling organization in May 1996. Therefore, the Compensation Committee approved payment of the quarterly portion of the bonus plan for the last two quarters of 1996 which amounted to about 2.5% of salary for each of the executives. Additionally, the Committee approved additional special bonuses for certain executives based on their successful completion of the sale of the direct selling organization and the successful implementation of the changes after the sale and the operating performance of the Company in the last six months of the year. Mr. Kessman received a $10,000 bonus in accordance with the existing plan for the last two quarters of 1996 (2.5% of base salary), plus a $25,000 bonus for the successful completion of the sale of the direct selling organization and an additional special bonus of $28,000 for the Company's performance after the sale of the direct organization.

The Committee reserves the right to make discretionary bonus awards in appropriate circumstances where an executive might merit a bonus based on other considerations.

8. All executives, including the Chief Executive Officer, are eligible for annual stock option grants under the employee stock option plans applicable to employees generally, as approved by the Compensation Committee. The number of options granted to any individual depends on individual performance, salary level and competitive data. In addition, in determining the number of stock options granted to each senior executive, the Compensation Committee reviews the unvested options of each executive to determine the future benefits potentially available to the executive.
 The number of options granted will depend in part on the total number of unvested options deemed necessary to create a long-term incentive on the part of the executive to remain with the Company in order to realize future benefits.

No options were granted in 1996 to Mr. Kessman or the four highest paid other executive officers.

In conclusion, the Compensation Committee believes that the base salary, bonus and stock options of the Company's Chief
Executive Officer and other executives are appropriate in light of competitive pay practices and the Company's performance against short and long-term performance goals.

                   RICHARD ROSENBLOOM
                     JERRY SESLOWE

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee until July
30, 1996, were Thurston Moore, Richard Rosenbloom and
William Smart. The members of the Compensation Committee commencing July 30, 1996, were Richard Rosenbloom and Jerry
Seslowe.

No member of the Committee is a former or current officer or employee of the Company or any subsidiary, except that Mr. Moore has acted as an Assistant Secretary of the Company. Mr. Moore is a partner in the law firm of Hunton & Williams, which regularly acts as counsel to the Company.

No executive officer of the Company served as a director or a member of the Compensation Committee or of the equivalent body of any entity, any one of whose executive officers serve on the Compensation Committee or the Board of Directors of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms that they file.

To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Mr. Israel Hersh, a Vice President of the Company, failed to file a timely Report on Form 4 to report an open market sale of Common Stock.

PERFORMANCE GRAPH

The graph below compares, for the last five fiscal years, the yearly percentage change in cumulative total returns (assuming reinvestment of dividends and interest) of (i) the Company's Common Stock, (ii) the Company's Debentures, (iii) the NASDAQ Stock Market and (iv) a peer group index constructed by the Company (the "Peer Group").

The Peer Group consists of the following companies:

Aspect Telecommunications  Corp.         Inter-Tel, Inc.
Boston Technology, Inc.                  InterVoice, Inc.
Brite Voice Systems, Inc.                Microlog Corporation
Centigram Communications Corp.           Mitel Corporation
Comdial Corporation                      Norstan, Inc.
Davox Corporation                        Octel Communications
Digital Sound Corporation                    Corp.
Mosaix (formerly Digital                 Syntellect, Inc.
   Systems International, Inc.           Teknekron Communications
Electronic Information Systems, Inc.          Systems, Inc.(TCSI)


TIE/Communications, Inc., was formerly included among the Peer Group companies. It has been eliminated because it is now privately held.

The Peer Group includes companies who compete with the Company in the general voice communications equipment area as well as those active in several more specialized areas, such as ACD (automatic call distribution), voice mail, interactive voice response systems, and predictive dialing systems, as well as additional general voice communications companies. The Company believes that the mix of the companies in the Peer Group accurately reflects the mix of businesses in which the Company is currently engaged and will be engaged in the foreseeable future.

The Peer Group is not identical to the Survey group used to evaluate compensation of executives described in the Compensation Committee Report. The Peer Group above does not provide sufficient compensation data for the Committee's purposes, and the Survey group includes non-public entities for whom stock price data for the performance graph is unavailable.

Although Lucent Technologies, Inc. and Nortel are the Company's principal competitors in supplying voice communications equipment, software and services to the under-300-desktop market, the business in which the Company is primarily engaged, both of those companies are much larger than the Company and derive most of their revenues from other lines of business and so have not been included in the Peer Group.
 The returns of each Peer Group issuer have been weighted in the graph below to reflect that issuer's stock market capitalization at the beginning of each calendar year.


Comparison of Five-Year Cumulative Return
Among EXECUTONE, including the Common
Stock ("XTON") and the Debentures ("XTONG"), the NASDAQ (US) Index and the Company's
Peer Group

                          [PERFORMANCE GRAPH]


Weighted Average
Cumulative Total Returns    12/91  12/92  12/93  12/94  12/95  12/96

Executone Information
   Systems, Inc.(XTON)       $100   $223   $354   $400   $285   $292
NASDAQ STOCK MARKET(US)      $100   $116   $134   $131   $185   $227
PEER GROUP                   $100   $134   $236   $213   $305   $382
Executone Debenture(XTONG)   $100   $181   $249   $248   $288   $321



CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with the Company's acquisition of Unistar, the Company paid or agreed to pay Resource Holdings Ltd., a former shareholder of Unistar, accrued investment banking fees incurred by Unistar prior to the acquisition of $105,000, and total finder's fees of $320,000 based on the value of the transaction. Mr. Seslowe was elected a director of the Company after the acquisition. Both Resource Holdings and Mr. Seslowe acquired Common Stock and Preferred Stock of the Company in exchange for their shares of Unistar. Mr. Seslowe is a managing director of and owns more than 10% of Resource Holdings. The Company's management believes that the transactions with Resource Holdings were on terms as favorable to the Company as could be expected from unaffiliated third parties.

The Executive Stock Incentive Plan (the "Executive Plan") approved by shareholders at the 1994 Annual Meeting was implemented in October 1994 with 30 employees participating. Under the terms of the Executive Plan, eligible employees were granted the right to purchase shares of the Company's Common Stock at a price of $3.1875 per share. Participating employees financed the purchases of these shares through loans by the Company's bank lender at the prime rate less 1/4%. The loans are fully-recourse to the participating employees but are guaranteed by letters of credit from the Company to the lending bank. The Company holds the purchased Common Stock as security for its guarantees of the repayment of the loans. The following table contains information about borrowings in excess of $60,000 by executive officers that were outstanding during 1996 pursuant to the Executive Plan and that are guaranteed by the Company. No director, nominee, or beneficial owner of more than 5% of any class of voting securities is eligible for participation in the Executive Plan.

                  Highest Amount of
                 Indebtedness Between          Unpaid Indebtedness
                 1/1/96 and 3/31/97,          at 3/31/97 Including
Name          Including Accrued Interest        Accrued Interest
Alan Kessman           $2,227,051                  $2,227,051

Michael W. Yacenda      1,312,691                   1,312,691

Shlomo Shur               649,557                     649,557

Andrew Kontomerkos        649,557                     649,557

Barbara C. Anderson       353,287                     317,067

James E. Cooke III        371,175                     371,175

Anthony R. Guarascio      519,645                     519,645

Israel J. Hersh           111,353                     111,353

Robert W. Hopwood         374,434                     374,434

Vic Northrup              262,104                     262,104

Frank J. Rotatori         222,705                     222,705
_____________________

PROPOSAL NO. 2

AMENDMENT OF 1986 EMPLOYEE STOCK OPTION PLAN

Description of Proposed Amendments

The Board of Directors of the Company, on the recommendation of the Compensation Committee, has unanimously approved two amendments (the "Amendments") to the Company's 1986 Employee Stock Option Plan (the "Plan") to conform the Plan to the requirements of Section 162(m) of the Code, subject to approval by the shareholders at the Meeting. Specifically, the Amendments provide that: (i) no person may be granted options under the Plan in any calendar year covering more than 300,000 shares of Common Stock; and (ii) in the event that the outstanding Common Stock is changed by reason of reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, stock dividends or the like, an appropriate adjustment shall be made in the per individual limitation on the number of shares for which options may be granted in any calendar year.

Reasons for Proposed Amendments

The purpose of the Plan is to advance the interests of the Company by enabling employees to acquire an equity interest in the Company. Management of the Company believes that the availability of stock options for grant to employees aids in attracting, motivating and retaining high-caliber employees. The Amendments are intended to assure that the Company will be entitled to claim a federal income tax deduction on account of the exercise of non-qualified options granted under the Plan.

Vote Required

Adoption of the Amendments requires the affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock present or represented by proxy at the Meeting and voting as a single voting group. Abstentions and Broker Shares represented at the Meeting that are not voted on the matter will have the same effect as a negative vote.

Summary of the Plan

Administration.  The Plan is administered by a committee
(the "Committee") consisting of at least three persons chosen by the Board of Directors who are "disinterested" persons as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934. The Committee interprets the Plan and prescribes rules, regulations and forms relating to the Plan's administration. The Compensation
Committee of the Board of Directors is currently the Committee for the Plan.

Shares Subject to the Plan. A total of 9,500,000 shares of Common Stock, par value $.01 per share, is reserved for issuance upon exercise of non-qualified stock options and incentive stock options ("ISOs") granted under the Plan, including a total of 6,379,293 already issued and a total of 984,794 that are currently issuable under options outstanding under the Plan as of March 31, 1997. The Plan provides for appropriate adjustment in the event of stock dividends, stock splits, recapitalizations and other changes in capital structure.

Eligibility. All full-time employees (including officers) of the Company or any subsidiary (the "Participants") are eligible to be granted options under the Plan.

Nontransferability. Options granted under the Plan are not transferable other than by will or the laws of descent and distribution, and such options are exercisable during a holder's lifetime only by such Participant.

Termination of Employment or Death. If the employment of a Participant in the Plan is terminated voluntarily by the employee or if such termination is for cause, all options held by such person will expire immediately. If such employment terminates other than voluntarily or for cause, options then outstanding may be exercised within 30 days of termination of employment or, in the case of disability or death, within 30 days of the date of disability or death.

Amendment and Termination. The Board of Directors may at any time terminate the Plan, or from time to time make such modifications or amendments to the Plan as it may deem advisable. However, the Board of Directors may not, without approval by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote, increase the aggregate number of shares as to which options may be granted, or change the corporations or class of corporations whose employees are eligible to receive options under the Plan, or make any other change that would materially increase the benefits of the Plan to the participants.

New Plan Benefits. Neither the number of individuals who will be selected to participate in the Plan or the type or size of option grants that will be approved can be determined by the Company. During 1996, options to purchase an aggregate of 240,875 shares were granted, at prices ranging from $2.25 to $3.00 per share and an average price of $2.52 per share.

Federal Income Tax Consequences

The Company has been advised by counsel regarding the federal income tax consequences of the Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

The employer (either the Company or a subsidiary) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO, but may claim the deduction on account of certain dispositions of Common Stock acquired by the exercise of an ISO.

THE BOARD RECOMMENDS A VOTE "FOR" PROPOSAL NO. 2.

SHAREHOLDER PROPOSALS - 1998 ANNUAL MEETING

Shareholders are entitled to present proposals for action at the 1998 Annual Meeting of Shareholders if they comply with the applicable requirements of the Company's Bylaws then in effect and with the requirements of the proxy rules as promulgated by the Securities and Exchange Commission. Any proposals intended to be presented at the 1998 Annual Meeting of Shareholders must be received at the Company's offices on or before January 31, 1998 in order to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to such Meeting.

OTHER MATTERS

The Board of Directors has designated Arthur Andersen LLP, independent accountants, as auditors for the Company for the fiscal year ending December 31, 1997 subject to shareholder approval. Arthur Andersen LLP will be present at the Annual Meeting with an opportunity to make a statement and will be available to respond to appropriate questions relating to the audit of the Company's 1996 financial statements.

Management knows of no other business which will be presented to the Meeting. If other matters properly come before the Meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be borne by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and telegraph, and may also verify the accuracy of marked proxies by contacting record and beneficial owners of Common Stock and Preferred Stock, and the Company will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock and Preferred Stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of Morrow & Company, at an anticipated cost to the Company of $5,000, plus reimbursement of out-of-pocket expenses.

By Order of the Board of Directors

Barbara C. Anderson
Vice President, General Counsel
and Secretary

May 27, 1997

PROXY
EXECUTONE INFORMATION SYSTEMS, INC.
478 WHEELERS FARMS ROAD, MILFORD, CONNECTICUT 06460

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Alan Kessman, Michael W.
Yacenda and Barbara C. Anderson, or any of them, with full power of substitution in each, Proxies, to vote all the shares of Common Stock and Preferred Stock of EXECUTONE
Information Systems, Inc. held of record by the undersigned at the close of business on May 23, 1997, at the Annual
Meeting of Shareholders (the "Meeting") to be held on July
29, 1997, at 3:00 p.m., or any continuation or adjournment thereof.

1. Election of Directors
       FOR                     WITHHOLD
      (    )                   (     )


FOR, except vote withheld from the following nominees:

ALAN KESSMAN   LOUIS K. ADLER   STANLEY M. BLAU    THURSTON
R. MOORE   RICHARD S. ROSENBLOOM   JERRY M. SESLOWE

2.  Proposal to approve amendments to the 1986
    Employee Stock Option Plan.

   FOR  (  )     AGAINST  (  )      ABSTAIN  (  )

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

   FOR  (  )      AGAINST  (  )     ABSTAIN  (  )

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.

THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE
MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR
PROPOSALS 1 AND 2.

Signature:                      				Date:
Signature if held jointly:          Date:


Note: Please sign exactly as the name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.